Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SOCKET MOBILE, INC.

            Socket Mobile, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

      1. The name of the Corporation is Socket Mobile, Inc.

      2. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 3, 1995.

      3. The Corporation was originally known as Socket Communications, Inc. On April 23, 2008, in connection with the filing of a Certificate of Amendment of Certification of Incorporation, its name was changed to Socket Mobile, Inc.

      4. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation without a vote of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141 and 245 of the General Corporation Law of the State of Delaware.

      5. This Restated Certificate of Incorporation was duly adopted by the Corporation's Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates, but does not further amend, the provisions of the Corporation's Certificate of Incorporation, as heretofore amended or supplemented. The text of the Certificate of Incorporation of the Corporation is hereby restated without further amendment to read as follows:

ARTICLE I

      The name of the corporation is Socket Mobile, Inc. (the "Corporation").

ARTICLE II

      The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

      The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 103,000,000 shares. The number of shares of Common Stock authorized is 100,000,000. The number of shares of Preferred Stock authorized is 3,000,000.

      The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE V

      The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

      The Corporation is to have perpetual existence.

ARTICLE VII

      1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

      3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

      In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the Corporation.

ARTICLE IX

      At all elections of directors of the corporation, each holder of stock of any class or series shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any lesser number of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.

ARTICLE X

      The number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the Bylaws of the corporation. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE XI

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

ARTICLE XII

      No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

ARTICLE XIII

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

      IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation this 23rd day of April 2008.

/s/ David W. Dunlap David W. Dunlap Chief Financial Officer and Vice President, Finance and Administration

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF SOCKET MOBILE, INC.

A Delaware Corporation

      Socket Mobile, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

      A: The name of this Corporation is Socket Mobile, Inc.

      B: The date of filing of this Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was May 3, 1995.

      C: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation's Restated Certificate of Incorporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph to read in its entirety as follows:

ARTICLE IV

      The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 13,000,000 shares. The number of shares of Common Stock authorized is 10,000,000. The number of shares of Preferred Stock authorized is 3,000,000. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each ten (10) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and reconstituted as one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued, and, in lieu thereof, any holder of a fractional share of Common Stock as a result of the reverse stock split shall be entitled to receive a cash amount (without interest) equal to the fair market value of such fraction based upon the average of the closing bid prices of the Common Stock as reported on The NASDAQ Capital Market for each of the five trading days immediately preceding the effective date of this Certificate of Amendment.

      D: This Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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      IN WITNESS WHEREOF, Socket Mobile, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by David Dunlap, its Chief Financial Officer and Vice President, Finance and Administration, this 23rd day of October, 2008.

SOCKET MOBILE, INC. /s/ David W. Dunlap David W. Dunlap Chief Financial Officer and Vice President, Finance and Administration